April 12, 2018

Dear Sonic Foundry Stockholder,

The Record Date set forth in the enclosed Notice of Meeting and Definitive Proxy Statement, including the beneficial ownership table, was inadvertently misstated. The correct record date and date for determination of beneficial ownership should have been set forth as February 22, 2018. There are no other changes in the enclosed proxy materials.

/s/ Kenneth A. Minor
Kenneth A. Minor,
Secretary, Sonic Foundry, Inc.